UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

PHARMATHENE, INC.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

42224H104

(CUSIP Number)

LUKE EVNIN

MPM ASSET MANAGEMENT

450 KENDALL STREET

CAMBRIDGE, MASSACHUSETTS 02142

TELEPHONE: (617) 425-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 5, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 197,849
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 197,849
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,849
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%(2)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule is filed by MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III-QP, L.P. (“BV III QP “), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”) and MPM Asset Management Investors 2004 BVIII LLC (“AM LLC”) (collectively, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler (collectively, the “Listed Persons” and together with the MPM Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 2,942,299
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 2,942,299
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,942,299
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.6%(2)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 248,652
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 248,652
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 248,652
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%(2)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 88,867
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 88,867
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 88,867
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%(2)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2004 BVIII LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 69,947
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 69,947
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,947
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%(2)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,477,667 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,477,667 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,477,667 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.4%(3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; and 88,867 shares of Common Stock held by BV III PF. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,477,667 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,477,667 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,477,667 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.4%(3)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; and 88,867 shares of Common Stock held by BV III PF. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2))
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 42224H104

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,547,614 (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,547,614 (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,547,614 (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.5%(3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Consists of 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

This Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on August 14, 2007, as amended by Amendment No. 1 to Schedule 13D originally filed with the SEC on August 4, 2009 and Amendment No. 2 to Schedule 13D originally filed with the SEC on December 27, 2010 (as amended, the “Original Schedule 13D”). The persons filing this statement are MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM Asset Management Investors 2004 BVIII LLC (“AM LLC”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”) (collectively, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons” and together with the MPM Entities, the “Filing Persons”). The Original Schedule 13D, as amended by this Amendment No. 3 (the “Schedule 13D”), relates to the common stock, par value $0.0001 per share (the “Common Stock”), of Pharmathene, Inc. (the “Issuer”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Schedule 13D. This Amendment No. 3 amends the Original Schedule 13D as specifically set forth herein. Except as set forth below, all previous Items in the Original Schedule 13D remain unchanged.

Item 2. Identity and Background.

Item 2(b) of the Original Schedule 13D is hereby amended as follows:

(b) The address of the principal place of business of each of the Reporting Persons is 450 Kendall Street, Cambridge, Massachusetts 02142.

Item 4. Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

On February 5, 2016, BV III sold 156,156 shares, BV III QP sold 2,322,244 shares, BV III KG sold 196,252 shares, BV III PF sold 70,140 and AM LLC sold 55,208 shares of the Issuer’s Common Stock for aggregate gross proceeds of $4,564,000.

Item 5. Interest in Securities of the Issuer.

Item 5. Interest in Securities of the Issuer is hereby amended and restated in its entirety as follows:

(a) – (b) The following information with respect to the ownership of the Issuer’s securities by the persons filing this Statement is provided as of the date of this filing:

MPM Entity	Shares Held Directly	Options Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
BV III	197,849	0	197,849	0	197,849	0	197,849	0.3%
BV III QP	2,942,299	0	2,942,299	0	2,942,299	0	2,942,299	4.6%
BV III KG	248,652	0	248,652	0	248,652	0	248,652	0.4%
BV III PF	88,867	0	88,867	0	88,867	0	88,867	0.1%
AM LLC	69,947	0	69,947	0	69,947	0	69,947	0.1%
BV III GP(2)	0	0	0	3,477,667	0	3,477,667	3,477,667	5.4%
BV III LLC(2)	0	0	0	3,477,667	0	3,477,667	3,477,667	5.4%
Luke Evnin(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Ansbert Gadicke(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Nicholas Galakatos(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Michael Steinmetz(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Kurt Wheeler(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Nicholas Simon III (3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%
Dennis Henner(3)	0	0	0	3,547,614	0	3,547,614	3,547,614	5.5%

(1)	This percentage is calculated based upon 64,451,334 shares of the Issuer’s common stock outstanding on November 4, 2015, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.
(2)	BV III GP and BV III LLC are the direct and indirect general partners of BV III, BV III QP, BV III KG and BV III PF. The securities are held as follows: 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; and 88,867 shares of Common Stock held by BV III PF.
(3)	The Reporting Person is a member of BV III LLC and AM LLC. The securities are held as follows: 197,849 shares of Common Stock held by BV III; 2,942,299 shares of Common Stock held by BV III QP; 248,652 shares of Common Stock held by BV III KG; 88,867 shares of Common Stock held by BV III PF; and 69,947 shares of Common Stock held by AM LLC.

(c) On February 5, 2016, BV III sold 156,156 shares, BV III QP sold 2,322,244 shares, BV III KG sold 196,252 shares, BV III PF and AM LLC sold the following shares of Common Stock in the open market, which are the only transactions by the Reporting Persons involving the Issuer’s securities since the filing of Amendment No. 1 to the Schedule 13D on March 13, 2014:

Date of Sale	Sold By	Shares Sold	Price Per Share
2/5/16	BV V	156,156	$1.63
2/5/16	BV III QP	2,322,244	$1.63
2/5/16	BV III KG	196.252	$1.63
2/5/16	BV III PF	70.140	$1.63
2/5/16	AM LLC	55,208	$1.63

(d)	Inapplicable.
(e)	Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 7 of the Original Schedule 13D is hereby supplemented by adding the following to the end thereof:

Effective January 28, 2015, the Warrants expired in accordance with their terms without being exercised.

Item 7. Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby supplemented by adding the following in appropriate numerical order:

Exhibit No.	Description

1.	Agreement regarding joint filing of Schedule 13D.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin Title: Series A Member		Name: Luke Evnin Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin Title: Series A Member		Name: Luke Evnin Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC		MPM BIOVENTURES III GP, L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures III LLC,
	Name: Luke Evnin Title: Manager		its General Partner

		By:	/s/ Luke Evnin
MPM BIOVENTURES III LLC			Name: Luke Evnin Title: Series A Member

By:	/s/ Luke Evnin		/s/ Luke Evnin
	Name: Luke Evnin Title: Series A Member		Luke Evnin

/s/ Ansbert Gadicke	/s/ Nicholas Galakatos
Ansbert Gadicke	Nicholas Galakatos

/s/ Michael Steinmetz	/s/ Kurt Wheeler
Michael Steinmetz	Kurt Wheeler

/s/ Nicholas Simon III	/s/ Dennis Henner
Nicholas Simon III	Dennis Henner

SCHEDULE I

General Partners/Members:

Luke Evnin

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Ansbert Gadicke

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Nicholas Galakatos

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Michael Steinmetz

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Kurt Wheeler

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Nicholas Simon III

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Dennis Henner

c/o MPM Asset Management

450 Kendall Street

Cambridge, Massachusetts 02142

Principal Occupation: Series A member of the general partner of the general partner of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG and manager of MPM Asset Management Investors 2004 BVIII LLC

Citizenship: USA

Exhibit Index

Exhibit No.	Description

1.	Agreement regarding joint filing of Schedule 13D.